Exhibit 3.1
CERTIFICATE OF AMENDMENT
OF
RESTATED CERTIFICATE OF INCORPORATION
OF
REHABCARE GROUP, INC.
     Pursuant to the provisions of the General Corporation Law of the State of Delaware, RehabCare Group, Inc. certifies the following:
     FIRST: That the Board of Directors of RehabCare Group, Inc. adopted the following resolution setting forth a proposed amendment of the Restated Certificate of Incorporation of said corporation, declaring said amendment to be advisable and directing that said amendment be considered at the 2001 Annual Meeting of Stockholders of said corporation held on May 3, 2001. The resolution setting forth the proposed amendment is as follows:
          RESOLVED, that Article Fourth of the Restated Certificate of Incorporation of the Company, as amended, shall be amended to increase the total number of authorized shares of stock from 30,000,000 to 70,000,000 shares and to increase the number of authorized shares of common stock, $.01 par value per share, from 20,000,000 to 60,000,000 shares, by deleting the first paragraph of Article Fourth in its entirety and replacing it with the following:
     FOURTH: The corporation shall be authorized to issue two classes of shares of stock to be designated, respectively, “Preferred Stock” and “Common Stock”; the total number of shares which the corporation shall have authority to issue is Seventy Million (70,000,000); the total number of authorized shares of Preferred Stock shall be Ten Million (10,000,000) and each such share shall have a par value of Ten Cents ($.10); and the total number of authorized shares of Common Stock shall be Sixty Million (60,000,000) and each such share shall have a par value of One Cent ($.01).
     SECOND: That thereafter, pursuant to the direction of the Board of Directors, the 2001 Annual Meeting of Stockholders of the corporation was duly called and held on May 3, 2001, at which meeting more than a majority of the outstanding stock entitled to vote thereon was voted in favor of the amendment.
     THIRD: That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.
     IN WITNESS WHEREOF, the undersigned has executed this instrument on behalf of the corporation this 3rd day of May, 2001.

By:	/s/ Gregory J. Eisenhauer
Gregory J. Eisenhauer, CFA
Senior Vice President and Chief Financial Officer